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                                                                 EXHIBIT 99.2

                      [BEASLEY BROADCAST GROUP LETTERHEAD]


NEWS ANNOUNCEMENT                             FOR IMMEDIATE RELEASE

CONTACT:
B. Caroline Beasley                           Stewart Lewack, Jennifer Hallahan
Chief Financial Officer                       Jaffoni & Collins Incorporated
Beasley Broadcast Group, Inc.                 212/835-8500 or bbgi@jcir.com
941/263-5000

               BEASLEY BROADCAST GROUP NAMES RADIO INDUSTRY LEADER
                      HERB MCCORD TO ITS BOARD OF DIRECTORS

NAPLES, Florida, May 9, 2000-- Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today named Herb McCord, 57, President of Granum Communications Corporation, to its Board of Directors. The appointment increases the size of Beasley Broadcasting's board to seven members.

Mr. McCord is currently President of Granum Communications Corporation, a leading management consulting firm, serving the needs of the radio industry. Before entering management consulting, Mr. McCord founded Granum Communications in 1991 with the backing of Kohlberg, Kravis, Roberts & Co., The Granite Capital Group and a syndicate of banks lead by Chase Manhattan Bank. Within five years, Granum Communications grew to become one of America's 25 largest radio groups. Prior to starting Granum, Mr. McCord served for more than 10 years as Group Vice President of Greater Media's fourteen-station radio group, where he helped to launch successful AM/FM combos in Los Angeles and Boston, overseeing annual sales growth from $15 million to $65 million. Mr. McCord's other radio broadcasting experience includes serving as the first General Manager of WCBS-FM in New York.

Mr. McCord currently serves as a member of the Executive Committee for the Board of Directors of the Radio Advertising Bureau, as a Trustee of Monmouth University and as Chairman of the

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BEASLEY BROADCASTING NAMES HERB MCCORD TO ITS BOARD OF DIRECTORS, 5/9/00 page 2


Development Committee of the Monmouth Health Care Foundation. Mr. McCord is past Chairman of the Radio Caucus, has served on the Executive Committee of the Board of Directors of the Advertising Council and was Chairman of the 1996 N.A.B. Radio Group Fly In.

George G. Beasley, Chairman of the Board and Chief Executive Officer of Beasley Broadcasting Group, commented on the appointment, "It is a sincere pleasure to have Herb McCord join our Board of Directors. Herb's successful track record as a radio leader and his distinguished industry reputation will be valuable assets to us as we continue to execute our growth strategy, evaluate potential acquisitions and deliver on our commitment to enhance shareholder value."

At the time of Beasley's initial public offering in February 2000, Joe B. Cox, 60, and Mark S. Fowler, 58, were also named to the Board of Directors. Mr. Cox, a partner at the law firm Cox and Nici, has practiced primarily in the areas of tax, corporate and estate law for over 33 years. Mr. Cox currently serves as a director of Citizens National Bank. Mr. Fowler, former Chairman of the F.C.C., is counsel at the law firm of Latham & Watkins and serves as Chairman of both UniSite, Inc. and Assure Sat, Inc.

Herb McCord, Joe B. Cox and Mark S. Fowler join other Beasley Broadcasting Group Board members George G. Beasley, Bruce G. Beasley, B. Caroline Beasley and Brian
E. Beasley.

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that, upon completion of pending transactions, will own or operate 36 stations (21 FM and 15 AM) located in nine large- and mid-size markets in the Eastern United States.

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